EXHIBIT 10(t)

THE BLACK & DECKER CORPORATION

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 14th day of February, 2008, by and between The Black & Decker Corporation, a Maryland corporation (the “Corporation”), and Nolan D. Archibald (the “Executive”).

        The Corporation desires to continue to have the benefits of the Executive’s knowledge and experience as a full-time employee, and the Executive desires to continue in full-time employment with the Corporation.

        Accordingly, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

        1.        Full-Time Employment of Executive.

                   1.1         Duties. The Corporation hereby engages the Executive as Chairman, President and Chief Executive Officer of the Corporation for the Employment Period (as defined in Section 3), and the Executive accepts such employment on the terms and conditions set forth in this Agreement. During the Employment Period, the Executive shall be assigned to corporate headquarters located in Towson, Maryland. The Executive shall exercise such authority and perform such duties as are commensurate with the Bylaws of the Corporation and the normal duties of a Chairman, President and Chief Executive Officer of a publicly traded corporation and shall perform such other reasonably related managerial duties and responsibilities for the Corporation as may be assigned to him by the Board of Directors of the Corporation (the “Board”).

                   1.2         Compensation. The Corporation shall pay the Executive an annual salary that is not less than the greater of (a) his annual base salary on the date of this Agreement or (b) any subsequently established higher annual base salary. The Executive’s salary shall be payable in periodic equal installments that are not less frequent than the periodic installments in which his salary was paid immediately prior to the date of this Agreement. The Executive’s salary shall be subject to normal periodic review for increases based on the policies of the Corporation and the Executive’s contributions to the enterprise. In addition to his annual base salary, the Executive shall be entitled to participate in any compensation programs available to the Executive immediately prior to the date of this Agreement, including without limitation the Corporation’s (i) Executive Annual Incentive Plan (“EAIP”) or other comparable annual incentive plan, (ii) stock option and restricted stock plans, and (iii) 2008 Executive Long-Term Incentive/Retention Plan (the “2008 Long-Term Plan”) or other comparable medium- or long-term compensation plan. The Executive shall also be entitled to participate in any other compensation program that may be established by the Corporation and in which other executives of the Corporation are entitled to participate.

                   1.3         Benefits and Perquisites. In addition to the compensation provided by Section 1.2, the Corporation shall provide to the Executive all benefits that were available to the Executive immediately prior to the date of this Agreement, including without limitation, the Corporation’s (a) tax-qualified Pension Plan, (b) Supplemental Pension Plan, (c) Supplemental Executive Retirement Plan, (d) Retirement Savings Plan, (e) Supplemental Retirement Savings Plan, and (f) all group life, supplemental life, long-term disability, accident, dental and health insurance programs. The Executive shall also be entitled to participate in any other employee benefit programs that may be established by the Corporation and in which other executives of the Corporation are entitled to participate. The Executive shall also be entitled to all perquisites that were available to the Executive immediately prior to the date of this Agreement and to any perquisites that may be established by the Corporation and in which other executives of the Corporation are entitled to participate.

                   1.4         Equity Awards. The Executive may notify the Compensation Committee of the Board of his expected retirement date from the Corporation (the “Expected Retirement Date”). If the Compensation Committee receives the written notice of the Expected Retirement Date (the “Retirement Notice”), the Compensation Committee shall, with respect to all stock options and shares of restricted stock granted to the Executive following the receipt of the Retirement Notice, establish a vesting schedule such that all of those stock options and shares of restricted stock shall vest by a date on or before the Expected Retirement Date. Each Option Agreement or Restricted Share Agreement evidencing those stock options and shares of restricted stock, respectively, shall contain this vesting schedule.

        2.        Competition; Confidential Information. The Executive and the Corporation recognize that, due to the nature of his relationship to the Corporation, the Executive has access to, and may assist in developing, confidential and proprietary information relating to the business and operations of the Corporation and its affiliates. The Executive acknowledges that this information is of central importance to the business of the Corporation and its affiliates and that disclosure of it to, or its use by, others could cause substantial loss to the Corporation. The Executive and the Corporation also recognize that an important part of the Executive’s duties will be to develop goodwill for the Corporation through his personal contact with others having business relationships with the Corporation and its affiliates, and that there is a danger that this goodwill, a proprietary asset of the Corporation and its affiliates, may follow the Executive if and when his relationship with the Corporation is terminated.

                   2.1         Non-Competition. During the Employment Period, the Executive will not, directly or indirectly, either individually or as owner, partner, agent, employee, consultant or otherwise, except for the account of and on behalf of the Corporation or its affiliates, engage in any activity competitive with the business of the Corporation or its affiliates, nor will he, in competition with the Corporation or its affiliates, solicit or otherwise attempt to establish any business relationships with any person, firm or corporation that was, at any time during the Employment Period, a customer or supplier of the Corporation. Notwithstanding the foregoing, nothing in this Section 2.1 shall be construed to prevent the Executive from owning, as an investment, not more than 5% of a class of equity securities issued by any competitor of the Corporation and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

                   2.2         Confidential Information. During and at all times after the termination of the Employment Period, the Executive (a) will not disclose any trade secrets, customer lists, production processes, business plans, or other proprietary information that is treated as confidential by the Corporation or its affiliates and is now known to him or which hereafter may become known to him as a result of his employment or association with the Corporation (collectively, “Confidential Information”) and (b) will not at any time, directly or indirectly, disclose any Confidential Information to any person, firm or corporation, or use any Confidential Information in any way other than in connection with the business of the Corporation or its affiliates; provided, however, that the foregoing restrictions shall not apply to any Confidential Information that, through no fault of the Executive, has entered the public domain.

                   2.3         Corporation’s Remedies for Breach. The Executive acknowledges that damages in the event of his breach of this Section 2 would be difficult, if not impossible, to ascertain. The Corporation shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach without having to post a bond. The existence of this right shall not preclude any other rights and remedies at law or in equity available to the Corporation.

        3.        Employment Period and Termination.

                   3.1         Duration and Performance. The “Employment Period,” which commenced prior to the date of this Agreement, shall continue until the Date of Termination (as defined in Section 3.6). Subject to the performance of the covenants and agreements made by the Corporation in this Agreement, the Executive will perform his duties during the Employment Period in good faith and will observe faithfully the covenants and agreements made by him in this Agreement.

                   3.2         Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Corporation for six consecutive months and, within 30 days after written Notice of Termination (as defined in Section 3.5) is given to the Executive, shall not have returned to the full-time performance of his duties, the Executive’s employment may be terminated for “Disability.”

                   3.3         Termination by the Corporation for Cause. Termination by the Corporation of the Executive’s employment for “Cause” shall mean termination upon (a) the willful and continued failure by the Executive to substantially perform his duties (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, or (b) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this Section 3.3, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth above in clauses (a) or (b) of the first sentence of this Section 3.3 and specifying the particulars thereof in detail.

                   3.4         Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the Corporation’s failure to perform any covenant contained in this Agreement or the occurrence of any of the following circumstances unless the circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                         (a)        the assignment to the Executive of any duties inconsistent with his current status as Chairman, President, and Chief Executive Officer of the Corporation as described in Section 1.1 or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the date of this Agreement;

                         (b)        upon the occurrence of a Change in Control of the Corporation (as defined in Section 5.2), the Executive is not the Chairman, President and Chief Executive Officer of (i) the Corporation, if it is the surviving entity in any merger, share exchange, acquisition or other business combination with the Corporation, (ii) the successor entity to the Corporation in any merger, share exchange, consolidation, acquisition or other business combination with the Corporation, or (iii) any entity that beneficially owns a majority of the voting stock of the Corporation, provided that in all of the foregoing cases such entity is a publicly held corporation that (A) on a consolidated basis has a net worth equal to or greater than the Corporation immediately before the Change in Control of the Corporation, (B) has a board of directors with three-quarters of the directors being “independent directors” as defined in the Corporation’s Corporate Governance Policies and Procedures Statement, and (C) no person or business organization, or affiliated group of persons or business organizations, owns or controls 35% or more of the voting stock of such corporation;

(c) a reduction by the Corporation in the Executive’s annual base salary as in effect on the date of this Agreement or any subsequently established higher annual base salary;

                         (d)        the failure by the Corporation to continue in effect any compensation plan in which the Executive participated immediately prior to the date of this Agreement or any compensation plan established after the date of this Agreement in which the Executive shall participate that is material to his total compensation, including without limitation the Corporation’s (i) EAIP or other comparable annual incentive plan, (ii) stock option and restricted stock plans, and (iii) 2008 Long-Term Plan or other comparable medium- or long-term compensation plan; unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan and the equitable arrangement provides substantially equivalent benefits not materially less favorable to the Executive (both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants), or the failure by the Corporation to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable (both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants) than those the Executive enjoyed immediately prior to the date of this Agreement;

                         (e)        the failure by the Corporation to continue in effect any material benefit available to the Executive immediately prior to the date of this Agreement or provided to the Executive after the date of this Agreement, including without limitation, the Corporation’s (a) tax-qualified Pension Plan, (b) Supplemental Pension Plan, (c) Supplemental Executive Retirement Plan, (d) Retirement Savings Plan, (e) Supplemental Retirement Savings Plan, and (f) all group life, supplemental life, long-term disability, accident, dental and health insurance programs, the failure to continue to provide to the Executive any material perquisite provided to the Executive immediately prior to the date of this Agreement, or the taking of any action by the Corporation that would directly or indirectly materially reduce any of these benefits or deprive the Executive of any material benefit or perquisite enjoyed by the Executive immediately prior to the date of this Agreement;

(f) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 8.1; or

                         (g)        any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.5 (and, if applicable, the requirements of Section 3.3), which purported termination shall not be effective for purposes of this Agreement.

The Executive’s rights to terminate his employment pursuant to this Section 3.4 shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                   3.5         Notice of Termination. Any purported termination of the Executive’s employment by the Corporation or by the Executive shall be communicated by written Notice of Termination to the other party in accordance with Section 6. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

                   3.6         Date of Termination. Subject to the following sentence, “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of the Executive’s death, (b) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that he shall not have returned to the full-time performance of his duties during the 30-day period), (c) the Expected Retirement Date (if the Executive’s employment is terminated upon his retirement on the Expected Retirement Date), or (d) if the Executive’s employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination. For purposes of clause (d) in the immediately preceding sentence, the date specified in the Notice of Termination shall not be less than 30 days from the date the Notice of Termination is given, except in the case of a termination pursuant to Section 3.4 such date shall not be less than 15 nor more than 60 days from the date that the Notice of Termination is given. If the party receiving the Notice of Termination notifies the other party within 15 days of receiving the Notice of Termination or, if later, prior to the Date of Termination (as determined without regard to this sentence) that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected). The Date of Termination shall be extended by a notice of dispute only if the notice is given in good faith and the party giving the notice pursues the resolution of the dispute with reasonable diligence. Notwithstanding the pendency of the dispute, the Corporation will continue to pay the Executive his full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 3.6. Amounts paid under this Section 3.6 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

        4.        Compensation Upon Termination.

                   4.1         Termination for Cause, without Good Reason, or upon Disability or Death. If the Executive’s employment shall be terminated by the Executive’s death, by the Corporation for Cause or Disability, or by the Executive without Good Reason (other than upon Executive’s retirement on the Expected Retirement Date), the Corporation shall pay the Executive his full base salary through the Date of Termination at the rate in effect at the time of his death or Notice of Termination is given, as the case may be, plus all other amounts to which the Executive is entitled under the terms of any compensation program or benefit plan of the Corporation at the time the payments are due, and the Corporation shall have no further obligations to the Executive under this Agreement. If the Executive’s employment is terminated upon his retirement on the Expected Retirement Date, the Corporation shall pay the Executive his full base salary through the Expected Retirement Date plus all other amounts to which the Executive is entitled under the terms of any compensation program or benefit plan of the Corporation at the time the payments are due.

                   4.2         Termination without Cause or Disability or for Good Reason. If the Executive’s employment by the Corporation shall be terminated (A) by the Corporation other than for Cause or Disability or (B) by the Executive for Good Reason, then the Executive shall be entitled to the following benefits:

                         (a)        The Corporation shall pay the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he is entitled under any compensation plan of the Corporation at the time such payments are due, except as otherwise provided below.

                         (b)        In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to the Executive a lump sum severance payment (the “Severance Payment”) in an amount equal to three times the sum of his (1) annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination, (2) EAIP Maximum Payment (as defined below), plus his LTP Amount (as defined below).

For purposes of this Agreement, “EAIP Maximum Payment” shall mean the maximum payment that the Executive could have received under the EAIP for the year in which the Date of Termination occurs, determined as if the Executive had remained a participant until the end of the year and as if all performance goals for that year that would entitle the Executive to a maximum payment were met or exceeded. For purposes of this Agreement, “LTP Amount” shall mean an amount equal to 105% of the Executive’s base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination as such amount is adjusted (a) upward proportionately to the extent the closing sale price per share of the Corporation’s shares of common stock as reported by the NYSE on the trading date immediately prior to the Date of Termination (the “Stock Price Measure”) exceeds the average daily closing sale price of the Corporation’s shares of common stock as reported by the NYSE during the first quarter of 2008 (the “Stock Base Amount”) or (b) downward proportionately to the extent the Stock Price Measure is less than the Stock Base Amount.

                         (c)        The Executive shall fully vest in all outstanding stock options granted to the Executive under the Corporation’s stock option plans, and all shares of restricted stock held by the Executive shall become fully vested and no longer subject to forfeiture. Each stock option shall continue to be exercisable for the original term of that stock option.

                         (d)        The Corporation shall also pay to the Executive all legal fees and expenses incurred by him as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

(e) If the Severance Payment or any other portion of the Total

Payments (as defined below) will be subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”), the Corporation shall pay to the Executive at the time specified in Section 4.3 an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payment and such other Total Payments and any federal and state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payment and such other Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with his termination of employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, its successors, or any corporation affiliated (or which, as a result of the completion of a transaction causing a Change in Control of the Corporation, will become affiliated) with the Corporation within the meaning of Section 1504 of the Code) (together with the Severance Payment, the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Corporation and acceptable to the Executive (“Tax Counsel”), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code either to the extent such reasonable compensation is in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above) and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If the Excise Tax is subsequently determined to be less than the amount taken into account under this Section 4.2(e) at the time of payment of the Gross-Up Payment, the Executive shall repay to the Corporation at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. If the Excise Tax is determined to exceed the amount taken into account under this Section 4.2(e) at the time of payment of the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the payment of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties, and professional fees incurred by the Executive with respect to such excess, including all such taxes with respect to such additional amount) at the time that the amount of such excess is finally determined.

                         (f)        For a 36-month period after the Date of Termination, the Corporation shall provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which he is receiving immediately prior to termination. Benefits otherwise receivable by the Executive pursuant to this Section 4.2(f) shall be reduced to the extent comparable benefits are actually received by the Executive from another employer during the 36-month period following the Date of Termination, and any such benefits actually received by the Executive shall be reported to the Corporation.

                   4.3         Payment of Severance Benefits. The payments provided for in Sections 4.2(b) and (e), plus interest accrued in accordance with the following sentence, shall be made on the date that is 18 months following the Executive’s “separation from service” as defined in Section 409A of the Code and the regulations promulgated thereunder. The aggregate amount payable under Section 4.2(b) shall bear interest at an annualized rate of 4.5% from and after the Executive’s “separation from service” until paid pursuant to this Section 4.3.

                   4.4         Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Corporation shall not be entitled to set off against the amount of any payment or benefit provided for in this Agreement any amounts owed to the Corporation by the Executive, any compensation earned by the Executive as the result of employment by another employer, or any retirement benefits including, without limitation, any amounts to which the Executive may be entitled under the Corporation’s tax-qualified Pension Plan, Supplemental Pension Plan, Supplemental Executive Retirement Plan, Retirement Savings Plan, or Supplemental Retirement Savings Plan.

                   4.5         Other Compensation and Benefit Plans. In addition to the amounts payable to the Executive under this Agreement, the Executive shall be entitled to receive all compensation, retirement benefits and any other benefits payable to the Executive under any plan or arrangement sponsored by the Corporation or any of its subsidiaries, including without limitation the Corporation’s tax-qualified Pension Plan, Supplemental Pension Plan, Supplemental Executive Retirement Plan, Retirement Savings Plan, Supplemental Retirement Savings Plan, or 2008 Long-Term Plan, in accordance with the terms of such plans or arrangements, and, except as otherwise provided in this Agreement, the amounts payable under this Agreement shall not in any way affect, diminish, or impair any compensation or benefits payable to the Executive under such plans or arrangements.

        5.        Change in Control.

                   5.1         Vesting of Stock Options. Upon a Change in Control of the Corporation, the Executive shall fully vest in all outstanding stock options granted to the Executive under the Corporation’s stock option plans. Each stock option shall continue to be exercisable for the original term of that stock option. In accordance with the terms of the Corporation’s restricted stock plans, respectively, all shares of restricted stock held by the Executive shall become fully vested and no longer subject to forfeiture upon a Change in Control of the Corporation.

                   5.2         Definition of Change in Control. For purposes of this Agreement, a “Change in Control of the Corporation” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; (b) during any period of two consecutive years, individuals who at the beginning of that period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (a) or (d) of this Section 5.2) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (c) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation; or (d) the stockholders of the Corporation approve a merger, share exchange or consolidation of the Corporation with any other corporation or entity, other than a merger, share exchange or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Corporation or the surviving entity outstanding immediately after the merger, share exchange or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

        6.        Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        7.        Waivers. The waiver by the Corporation of a breach by the Executive of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by him.

        8.        Successors; Binding Agreement.

                   8.1         Successors. The Corporation will require any successor to all or substantially all of the business or assets of the Corporation (whether direct or indirect, by purchase, merger, share exchange, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if the succession had not taken place. Failure of the Corporation to obtain the assumption and agreement prior to the effectiveness of the succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as the Executive would be entitled to under this Agreement if the Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which the succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business or assets as described above that assumes and agrees to perform this Agreement by operation of law or otherwise.

                   8.2         Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, and legatees. Any amount payable to the Executive under this Agreement at the time of his death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s legatee or other designee or, if there is no such designee, to the Executive’s estate.

        9.        Entire Agreement; Amendment. Except as otherwise herein provided, this Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral. This Agreement may not be changed or canceled orally, but only by an instrument in writing signed by the parties.

        10.        Governing Law. This Agreement shall be governed by the laws of the State of Maryland and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

        11.        Section Headings. The Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions. All references to Sections in this Agreement are to Sections of this Agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ATTEST: /s/ LUCY P. BOSLEY	THE BLACK & DECKER CORPORATION By: /s/ MARK H. WILLES Mark H. Willis, Chairman, Compensation Committee

WITNESS: /s/ CHARLES E. FENTON	/s/ NOLAN D. ARCHIBALD Nolan D. Archibald